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                                                                EXHIBIT 99

                              Contact:  Richard Tofel, Dow Jones & Company
                                       212-416-2951

                                       Geoffrey Moore, Dow Jones Markets
                                       212-416-3695


                       Dow Jones Markets Will Focus Efforts on
                     Content Strengths, New Workstation Product

                     Earnings Charge, Staff Reductions Announced

         NEW YORK, NY (November 19, 1997) -- Dow Jones & Company announced that Dow Jones Markets will be more sharply focusing its efforts on its competitive strengths in content and its workstation product line, led by the new Active1 Workstation.
              As a consequence of this business focus, the staff of Dow Jones Markets will be reduced by 200-300 between now and early 1998, and the previously-announced multi-year investment program for Dow Jones Markets is being substantially scaled back. Dow Jones & Company will be taking a very sizable charge against fourth quarter earnings, reflecting a write-down of goodwill and severance and other costs. The amount of the charge, the bulk of which will be non-cash, has not yet been determined, but it will result in the company recording a large net loss for 1997. Excluding this charge, Dow Jones' 1997 earnings are still expected to be in the previously-projected range of $1.20-1.40 per share.
              Peter R. Kann, chairman and CEO of Dow Jones & Company, said, "Nearly one year into our investment program, and as we continue to examine all alternatives for Dow Jones Markets, we have concluded that a program for that unit that builds on what we've accomplished this year, but which is far less ambitious and expensive, is in the best interests of Dow Jones and its shareholders."
              Spending on the investment program in 1997 included the acquisition of Indepth Data and the licensing of "The Beast" analytics software from CastleNet LLC as well as the development of the Active1 Workstation and other non-product initiatives. Investment spending in 1998 will be considerably less than the $170 million that will have been spent by the end of 1997.
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              The new focus announced today recognizes Dow Jones strengths in content, in technology solutions, and in productivity applications for financial professionals.
              Content is anchored by Dow Jones news; benchmark real-time U.S. Treasury prices from Cantor Fitzgerald Securities Corp.; real-time and historical bond information from the recently acquired Indepth Data; recently announced joint ventures in equities with Nihon Keizai Shimbun Inc. (Nikkei) and QUICK Corp. in Japan and Primark Corp. in Europe; and by future enhancements, particularly in the areas of fixed income and foreign exchange.
              Technology solutions will center on the Dow Jones Platform, a fast-growing digital data distribution system for the trading rooms of financial institutions worldwide.
              The productivity-application focus will feature the Dow Jones Workstation and its most technologically advanced applications. These include, most notably, Active1, a powerful new support tool for financial professionals that the company believes is substantially ahead of competitive products. Using open industry standards based on Microsoft ActiveX technology, Active1 has the potential to lower customers' operating costs and increase their revenue by giving traders a unique data-centric desktop environment in which they can easily and quickly assemble, link and customize information flows without technical support.
              Kenneth L. Burenga, president and COO of Dow Jones & Company and CEO of Dow Jones Markets, said, "We have decided to focus our ongoing business efforts on our areas of greatest strength. The re-focus being announced today and implemented in the weeks and months ahead best positions our business going forward."


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              Dow Jones Markets is a leading global provider of news and market information, decision-support applications, trading-room platforms and transaction services for financial institutions.
         Dow Jones & Company (NYSE: DJ) also publishes The Wall Street Journal and its international and Interactive editions, Barron's, other business periodicals, the Dow Jones Indexes, Dow Jones Newswires, Dow Jones Interactive, and the Ottaway group of community newspapers, and produces business television programming.
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              This press release contains forward-looking statements that are subject to a number of risks and uncertainties. Actual results and events could differ materially from those anticipated in the forward-looking statements. The words "estimates," "intends," "will be," "plans," "expects," "likely," and similar expressions identify forward-looking statements. Factors that might cause such a difference include, but are not limited to, the company's ability to achieve and implement the planned refocusing of Dow Jones Market's products and services on a timely and cost-effective basis and customer acceptance thereof; general economic conditions and business conditions (growth or consolidation) in the financial services and banking industries, and their impact on advertising sales of the Company's products and services; cost of newsprint; and such other risk factors as may have been or may be included from time to time in the Company's SEC reports, including the 8-K report filed today.